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Exhibit 23(b)

Independent Auditor's Consent

The Board of Directors
Aquila, Inc.

        We consent to the use of our report dated April 11, 2003 included in the Aquila 2002 Annual Report on Form 10-K incorporated by reference in the registration statement (No. 333-100204) on Form S-4 of Aquila, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated April 11, 2003 refers to the restatement of the Company's statement of cash flows for the years ended December 31, 2001 and 2000 and to the change in its method of accounting for goodwill and for reporting certain energy trading activities.

KPMG LLP

Kansas City, Missouri
April 30, 2003

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Independent Auditor's Consent